CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 28, 1998, relating to the financial statements and per-share data and ratios of Limited Term Tax-Exempt Bond Fund of America, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Reports to Shareholders" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.

PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
September 25, 1998